Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2010 Results

EPS of $0.99 for the quarter up 57% from $0.63 last year;
Operating earnings increase $29.5 million, or 43.8%, from fourth-quarter 2009 levels;
Fourth-quarter sales up 12.7% year over year

KENOSHA, Wis.--(BUSINESS WIRE)--February 3, 2011--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2010 operating results for the fourth quarter and full year.

  Sales of $696.9 million in the quarter increased $78.8 million, or 12.7%, from 2009 levels; excluding $4.5 million of unfavorable foreign currency translation, organic sales increased 13.6%.
  Consolidated operating earnings of $96.9 million in the quarter increased 43.8%, from 2009 levels and, as a percentage of revenues, improved 270 basis points from 10.8% last year to 13.5% this year. Operating earnings before financial services of $87.5 million in the quarter were up 22.9% from 2009 and, as a percentage of sales, improved to 12.6% from 11.5% a year ago.
  Financial services operating earnings of $9.4 million in the quarter increased $13.2 million from 2009 levels primarily due to the growth in Snap-on Credit’s on-book finance portfolio.
  The fourth quarter 2010 effective income tax rate of 30.1% includes a $3.4 million, or $0.06 per diluted share, benefit resulting primarily from non-recurring tax items, including the December 2010 extension of certain federal tax incentives. The fourth quarter 2009 effective income tax rate was 31.4%.
  Net earnings of $57.9 million, or $0.99 per diluted share, for the fourth quarter of 2010 increased $21.3 million from $36.6 million, or $0.63 per diluted share, a year ago.
  Full year 2010 sales of $2.62 billion increased 10.9% from prior year levels. Net earnings of $186.5 million for the full year increased $52.3 million from 2009, despite $12.3 million of lower net earnings from financial services. Diluted earnings per share were $3.19 in 2010 and $2.32 last year.

“Our fourth quarter performance represents evidence of Snap-on’s continuing and significant progress. We’re very encouraged by what we believe to be further strengthening of our strategic position along each of our runways for growth,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “We are also fortified by the benefits being realized from our Snap-on Value Creation Processes. As testimony to those gains, IndustryWeek magazine recently selected Snap-on’s Murphy, N.C. power tools manufacturing facility as one of the top 10 plants in North America. We believe this is another meaningful sign of our ongoing achievement on the long journey of continuous improvement.

“Our fourth quarter results mark four consecutive quarters of year-over-year improvements in sales and earnings, demonstrating a trend of increasing overall strength. In that regard, we believe our investments are paying off in the strategic areas that will be decisive for growth going forward: enhancing the franchise network, expanding in the vehicle repair garage, extending in critical industries and building in emerging markets. We’re making substantial moves on each of these runways, which we believe will position Snap-on to take full advantage of the abundant opportunities emerging before us. Finally, in 2010, we registered encouraging results for both the fourth quarter and full year; I thank our franchisees and associates worldwide for their dedication to Snap-on and their efforts and commitment that made it all possible.”

Segment Results

Commercial & Industrial Group segment sales of $281.5 million in the fourth quarter increased $35.6 million, or 14.5%, from 2009 levels, reflecting continued higher sales across all operating units, including in those businesses serving critical industries and emerging markets. Excluding $1.9 million of unfavorable foreign currency translation, organic sales increased 15.4%.

Operating earnings of $35.4 million in the fourth quarter increased $18.6 million from 2009 levels primarily due to higher sales, lower restructuring costs and benefits from ongoing efficiency and productivity (collectively, “Rapid Continuous Improvement” or “RCI”) initiatives. As a percentage of sales, operating earnings of 12.6% in the fourth quarter increased from 6.8% a year ago.

Snap-on Tools Group segment sales of $268.2 million in the fourth quarter increased $31.2 million, or 13.2%, from 2009 levels, driven by strong performance in the United States. Excluding $0.7 million of favorable foreign currency translation, organic sales increased 12.8%.

Operating earnings of $25.8 million in the fourth quarter declined $7.3 million from 2009 levels, as contributions from higher sales were more than offset by $6.5 million of lower LIFO-related inventory valuation benefits and $4.5 million of higher restructuring costs. The higher LIFO-related benefits in 2009 resulted from inventory reductions and liquidations in response to the continued economic downturn. Including these impacts, operating earnings of 9.6% of sales in the fourth quarter compared with 14.0% a year ago.

Repair Systems & Information Group segment sales of $231.8 million in the fourth quarter increased $30.0 million, or 14.9%, from 2009 levels, reflecting stronger activity with repair shop owners and managers, including higher sales of undercar equipment, diagnostics and Mitchell1™ information products, and significantly increased facilitation program activity with automotive original equipment manufacturer (OEM) dealerships. Excluding $3.3 million of unfavorable foreign currency translation, organic sales increased 16.8%.

Operating earnings of $45.7 million in the fourth quarter increased $10.7 million, or 30.6%, from 2009 levels primarily due to higher sales and benefits from ongoing RCI initiatives and savings from restructuring actions. As a percentage of sales, operating earnings of 19.7% in the fourth quarter increased from 17.3% a year ago.

Financial Services operating earnings were $9.4 million on $21.5 million of revenue in the fourth quarter of 2010, as compared with an operating loss of $3.8 million on $6.7 million of revenue last year. The year-over-year improvement in operating earnings primarily reflects the growth in the company’s on-book finance portfolio. Snap-on expects that operating earnings from financial services, which is before interest expense, will continue to improve as the on-book finance portfolio grows.

Corporate expenses of $19.4 million in the fourth quarter of 2010 increased $5.7 million from 2009 levels primarily due to higher pension expense and increased performance-based and stock-based (mark-to-market) compensation expense, partially offset by savings from ongoing cost containment and other actions.

Outlook

Snap-on anticipates continuing with its planned strategic investments in 2011, including further expansion in emerging growth markets. As a result, capital expenditures are anticipated to be in a range of $55 million to $65 million. Snap-on also expects to incur $11 million of higher year-over-year pension expense in 2011 largely due to the amortization of investment losses incurred in 2008 related to its domestic pension plan assets. Interest expense on the $250 million of senior notes issued December 2010 will approximate $2.7 million per quarter in 2011. Snap-on anticipates that its full year 2011 effective income tax rate will approximate 33.0%.

Conference Call and Webcast February 3, 2011, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, February 3, 2011, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit www.snapon.com/sna and click on the link toward the bottom of the page. Additional details about Snap-on are also available on Snap-on’s web site.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as customers in industry, government, agriculture, aviation and natural resources. Products and services are sold through the company’s franchisee, company-direct, distributor and Internet channels. Founded in 1920, Snap-on is a $2.6 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release contains statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Fourth Quarter		Full Year
	2010	2009	2010	2009

Net sales	$696.9	$618.1	$2,619.2	$2,362.5
Cost of goods sold	(378.4)	(333.7)	(1,408.1)	(1,304.9)
Gross profit	318.5	284.4	1,211.1	1,057.6
Operating expenses	(231.0)	(213.2)	(894.1)	(824.4)
Operating earnings before financial services	87.5	71.2	317.0	233.2

Financial services revenue	21.5	6.7	62.3	58.3
Financial services expenses	(12.1)	(10.5)	(47.9)	(40.8)
Operating earnings (loss) from financial services	9.4	(3.8)	14.4	17.5

Operating earnings	96.9	67.4	331.4	250.7
Interest expense	(14.1)	(14.7)	(54.8)	(47.7)
Other income (expense) – net	0.6	1.3	0.8	2.3
Earnings before income taxes and equity earnings	83.4	54.0	277.4	205.3
Income tax expense	(24.5)	(16.5)	(87.6)	(62.7)
Earnings before equity earnings	58.9	37.5	189.8	142.6
Equity earnings, net of tax	0.9	0.6	3.2	1.1
Net earnings	59.8	38.1	193.0	143.7
Net earnings attributable to noncontrolling interests	(1.9)	(1.5)	(6.5)	(9.5)
Net earnings attributable to Snap-on Inc.	$57.9	$36.6	$186.5	$134.2

Net earnings per share attributable to Snap-on Inc.
Basic	$0.99	$0.63	$3.22	$2.33
Diluted	0.99	0.63	3.19	2.32

Weighted-average shares outstanding
Basic	58.2	57.7	58.0	57.7
Effect of dilutive options	0.5	0.2	0.4	0.2
Diluted	58.7	57.9	58.4	57.9

SNAP-ON INCORPORATED
Supplemental Segment Information
(Dollars in millions)
(unaudited)

	Fourth Quarter		Full Year
	2010	2009	2010	2009

Net sales:
Commercial & Industrial Group	$281.5	$245.9	$1,048.2	$897.6
Snap-on Tools Group	268.2	237.0	1,039.9	940.1
Repair Systems & Information Group	231.8	201.8	847.2	778.8
Segment net sales	781.5	684.7	2,935.3	2,616.5
Intersegment eliminations	(84.6)	(66.6)	(316.1)	(254.0)
Total net sales	$696.9	$618.1	$2,619.2	$2,362.5
Financial Services revenue	21.5	6.7	62.3	58.3
Total revenues	$718.4	$624.8	$2,681.5	$2,420.8

Operating earnings (loss):
Commercial & Industrial Group	$35.4	$16.8	$116.9	$48.2
Snap-on Tools Group	25.8	33.1	114.0	108.2
Repair Systems & Information Group	45.7	35.0	164.4	122.1
Financial Services	9.4	(3.8)	14.4	17.5
Segment operating earnings	116.3	81.1	409.7	296.0
Corporate	(19.4)	(13.7)	(78.3)	(45.3)
Operating earnings	$96.9	$67.4	$331.4	$250.7
Interest expense	(14.1)	(14.7)	(54.8)	(47.7)
Other income (expense) – net	0.6	1.3	0.8	2.3
Earnings before income taxes and equity earnings	$83.4	$54.0	$277.4	$205.3

Snap-on Tools Group:
Net sales - as reported	$268.2	$237.0	$1,039.9	$940.1

Operating earnings - as reported	$25.8	$33.1	$114.0	$108.2

Operating margin	9.6%	14.0%	11.0%	11.5%

Operating earnings - as reported	$25.8	$33.1	$114.0	$108.2
LIFO-related inventory valuation expense (benefit)	(0.2)	(6.7)	1.0	(9.9)
Restructuring and restructuring-related expenses	4.6	0.1	5.3	1.2
Operating earnings - as adjusted	$30.2	$26.5	$120.3	$99.5

Operating margin - as adjusted	11.3%	11.2%	11.6%	10.6%

In the second quarter of 2010, Snap-on changed its reportable business segments; prior period segment financial data has been restated to reflect the reportable business segment realignments. For additional information on Snap-on’s reportable business segments, refer to the company’s Current Report on Form 8-K, filed July 7, 2010, and to the company's Quarterly Report on Form 10-Q, filed July 28, 2010.

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Fiscal Year End
	2010	2009

Assets
Cash and cash equivalents	$572.2	$699.4
Trade and other accounts receivable – net	443.3	414.4
Finance receivables – net	215.3	122.3
Contract receivables – net	45.6	32.9
Inventories – net	329.4	274.7
Deferred income tax assets	87.0	69.5
Prepaid expenses and other assets	72.7	62.9
Total current assets	1,765.5	1,676.1

Property and equipment – net	344.0	347.8
Deferred income tax assets	91.5	88.2
Long-term finance receivables – net	345.7	177.9
Long-term contract receivables – net	119.3	70.7
Goodwill	798.4	814.3
Other intangibles – net	192.8	206.2
Other assets	72.2	66.2
Total Assets	$3,729.4	$3,447.4

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$216.0	$164.7
Accounts payable	146.1	119.8
Accrued benefits	45.0	48.7
Accrued compensation	86.7	64.8
Franchisee deposits	40.4	40.5
Other accrued liabilities	346.9	301.4
Total current liabilities	881.1	739.9

Long-term debt	954.8	902.1
Deferred income tax liabilities	94.4	97.8
Retiree health care benefits	59.6	60.7
Pension liabilities	246.1	255.9
Other long-term liabilities	89.0	85.4
Total Liabilities	2,325.0	2,141.8

Shareholders' Equity
Shareholders' Equity attributable to Snap-on Inc.
Common stock	67.3	67.3
Additional paid-in capital	169.2	154.4
Retained earnings	1,644.1	1,528.9
Accumulated other comprehensive loss	(104.8)	(68.4)
Treasury stock at cost	(387.3)	(392.2)
Total Shareholders' Equity attributable to Snap-on Inc.	1,388.5	1,290.0
Noncontrolling interests	15.9	15.6
Total Shareholders' Equity	1,404.4	1,305.6
Total Liabilities and Shareholders' Equity	$3,729.4	$3,447.4

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Fourth Quarter
	2010	2009

Operating activities:
Net earnings	$59.8	$38.1
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	12.1	12.9
Amortization of other intangibles	6.1	6.3
Provision for losses on finance receivables	2.4	3.1
Provision for losses on non-finance receivables	4.2	-
Stock-based compensation expense (income)	4.6	(1.9)
Excess tax benefits from stock-based compensation	(0.9)	-
Deferred income tax provision (benefit)	6.7	(10.2)
Loss (gain) on sale of assets	1.0	(0.1)
Changes in operating assets and liabilities:
(Increase) decrease in trade and other accounts receivable	(16.5)	(16.3)
(Increase) decrease in contract receivables	(15.7)	(18.3)
(Increase) decrease in inventories	(6.2)	9.9
(Increase) decrease in prepaid and other assets	(3.0)	30.3
Increase (decrease) in accounts payable	17.9	8.3
Increase (decrease) in accruals and other liabilities	(8.2)	34.6
Net cash provided by operating activities	64.3	96.7

Investing activities:
Additions to finance receivables	(123.1)	(118.6)
Collections of finance receivables	74.1	48.3
Capital expenditures	(28.3)	(16.1)
Disposal of property and equipment	0.1	1.0
Other	0.3	0.3
Net cash used by investing activities	(76.9)	(85.1)

Financing activities:
Proceeds from issuance of long-term debt	247.7	-
Proceeds from short-term borrowings	3.3	-
Repayments of short-term borrowings	(4.5)	-
Net decrease in short-term borrowings	(0.9)	(2.4)
Purchase of treasury stock	(8.7)	-
Proceeds from stock purchase and option plans	7.4	0.4
Cash dividends paid	(18.7)	(17.2)
Excess tax benefits from stock-based compensation	0.9	-
Other	(1.9)	(2.2)
Net cash provided (used) by financing activities	224.6	(21.4)

Effect of exchange rate changes on cash and cash equivalents	0.3	0.2
Increase (decrease) in cash and cash equivalents	212.3	(9.6)

Cash and cash equivalents at beginning of period	359.9	709.0
Cash and cash equivalents at end of year	$572.2	$699.4

Supplemental cash flow disclosures:
Cash paid for interest	$(0.8)	$(1.3)
Net cash paid for income taxes	(24.7)	(15.3)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flow
(Amounts in millions)
(unaudited)

	Full Year
	2010	2009

Operating activities:
Net earnings	$193.0	$143.7
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	48.7	49.9
Amortization of other intangibles	24.0	24.7
Provision for losses on finance receivables	13.9	6.2
Provision for losses on non-finance receivables	20.5	-
Stock-based compensation expense (income)	14.9	(3.0)
Excess tax benefits from stock-based compensation	(1.5)	-
Deferred income tax (benefit) provision	(18.0)	4.8
Loss (gain) on sale of assets	(0.2)	0.4
Changes in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in trade and other accounts receivable	(56.5)	52.4
(Increase) decrease in contract receivables	(60.1)	(33.8)
(Increase) decrease in inventories	(55.2)	98.4
(Increase) decrease in prepaid and other assets	(26.1)	14.1
Increase (decrease) in accounts payable	26.2	(7.1)
Increase (decrease) in accruals and other liabilities	16.8	(3.6)
Net cash provided by operating activities	140.4	347.1

Investing activities:
Additions to finance receivables	(497.6)	(265.5)
Collections of finance receivables	245.2	82.0
Capital expenditures	(51.1)	(64.4)
Acquisitions of businesses	(7.7)	(8.1)
Disposal of property and equipment	7.9	1.3
Other	0.3	13.0
Net cash used by investing activities	(303.0)	(241.7)

Financing activities:
Proceeds from issuance of long-term debt	247.7	545.9
Repayment of long-term debt	(150.0)	-
Proceeds from short-term borrowings	21.8	-
Repayments of short-term borrowings	(21.8)	-
Net increase (decrease) in short-term borrowings	(0.2)	1.7
Purchase of treasury stock	(8.7)	-
Proceeds from stock purchase and option plans	23.7	4.5
Cash dividends paid	(71.3)	(69.0)
Excess tax benefits from stock-based compensation	1.5	-
Other	(7.9)	(7.5)
Net cash provided by financing activities	34.8	475.6

Effect of exchange rate changes on cash and cash equivalents	0.6	2.6
Increase (decrease) in cash and cash equivalents	(127.2)	583.6

Cash and cash equivalents at beginning of year	699.4	115.8
Cash and cash equivalents at end of year	$572.2	$699.4

Supplemental cash flow disclosures:
Cash paid for interest	$(55.4)	$(36.4)
Net cash paid for income taxes	(118.3)	(55.3)

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations* Fourth Quarter		Financial Services Fourth Quarter
	2010	2009	2010	2009

Net sales	$696.9	$618.1	$-	$-
Cost of goods sold	(378.4)	(333.7)	-	-
Gross profit	318.5	284.4	-	-
Operating expenses	(231.0)	(213.2)	-	-
Operating earnings before financial services	87.5	71.2	-	-

Financial services revenue	-	-	21.5	6.7
Financial services expenses	-	-	(12.1)	(10.5)
Operating earnings (loss) from financial services	-	-	9.4	(3.8)

Operating earnings (loss)	87.5	71.2	9.4	(3.8)
Interest expense	(13.7)	(14.7)	(0.4)	-
Intersegment interest income (expense) – net	7.5	2.7	(7.5)	(2.7)
Other income (expense) – net	0.6	1.4	-	(0.1)
Earnings (loss) before income taxes and equity earnings	81.9	60.6	1.5	(6.6)
Income tax (expense) benefit	(24.5)	(19.3)	-	2.8
Earnings (loss) before equity earnings	57.4	41.3	1.5	(3.8)
Financial services – net earnings (loss) attributable to Snap-on Inc.	1.5	(3.8)	-	-
Equity earnings, net of tax	0.9	0.6	-	-
Net earnings (loss)	59.8	38.1	1.5	(3.8)
Net earnings attributable to noncontrolling interests	(1.9)	(1.5)	-	-
Net earnings (loss) attributable to Snap-on Inc.	$57.9	$36.6	$1.5	$(3.8)

*Snap-on Inc. with Financial Services on the equity method.

Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations* Full Year		Financial Services Full Year
	2010	2009	2010	2009

Net sales	$2,619.2	$2,362.5	$-	$-
Cost of goods sold	(1,408.1)	(1,304.9)	-	-
Gross profit	1,211.1	1,057.6	-	-
Operating expenses	(894.1)	(824.4)	-	-
Operating earnings before financial services	317.0	233.2	-	-

Financial services revenue	-	-	62.3	58.3
Financial services expenses	-	-	(47.9)	(40.8)
Operating earnings from financial services	-	-	14.4	17.5

Operating earnings	317.0	233.2	14.4	17.5
Interest expense	(54.4)	(47.7)	(0.4)	-
Intersegment interest income (expense) – net	23.9	3.0	(23.9)	(3.0)
Other income (expense) – net	0.9	3.0	(0.1)	(0.7)
Earnings (loss) before income taxes and equity earnings	287.4	191.5	(10.0)	13.8
Income tax (expense) benefit	(92.2)	(60.1)	4.6	(2.6)
Earnings (loss) before equity earnings	195.2	131.4	(5.4)	11.2
Financial services – net earnings (loss) attributable to Snap-on Inc.	(5.4)	6.9	-	-
Equity earnings, net of tax	3.2	1.1	-	-
Net earnings (loss)	193.0	139.4	(5.4)	11.2
Net earnings attributable to noncontrolling interests	(6.5)	(5.2)	-	(4.3)
Net earnings (loss) attributable to Snap-on Inc.	$186.5	$134.2	$(5.4)	$6.9

* Snap-on Incorporated with Financial Services on the equity method.

Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

SNAP-ON INCORPORATED
Supplemental Consolidating Data - Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations* Fiscal Year End		Financial Services Fiscal Year End
	2010	2009	2010	2009

Assets
Cash and cash equivalents	$462.6	$577.1	$109.6	$122.3
Intersegment receivables	6.7	4.8	-	0.1
Trade and other accounts receivable – net	434.5	411.5	8.8	2.9
Finance receivables – net	-	-	215.3	122.3
Contract receivables – net	7.9	7.4	37.7	25.5
Inventories – net	329.4	274.7	-	-
Deferred income tax assets	82.4	69.3	4.6	0.2
Prepaid expenses and other assets	74.1	60.1	0.7	2.8
Total current assets	1,397.6	1,404.9	376.7	276.1

Property and equipment – net	343.0	346.4	1.0	1.4
Investment in Financial Services	134.4	205.6	-	-
Deferred income tax assets	75.7	73.6	15.8	14.6
Long-term finance receivables – net	-	-	345.7	177.9
Long-term contract receivables – net	8.4	10.9	110.9	59.8
Goodwill	798.4	814.3	-	-
Other intangibles – net	192.8	206.2	-	-
Other assets	72.8	65.2	0.5	1.0
Total Assets	$3,023.1	$3,127.1	$850.6	$530.8

Liabilities and Shareholders' Equity
Notes payable and current maturities of long-term debt	$216.0	$164.7	$-	$-
Accounts payable	129.6	119.3	16.5	0.5
Intersegment payables	-	4.2	6.7	0.7
Accrued benefits	45.0	48.4	-	0.3
Accrued compensation	83.4	61.6	3.3	3.2
Franchisee deposits	40.4	40.5	-	-
Other accrued liabilities	218.1	215.7	132.0	85.7
Total current liabilities	732.5	654.4	158.5	90.4

Long-term debt and intersegment long-term debt	418.8	674.8	536.0	227.3
Deferred income tax liabilities	94.3	97.8	0.1	-
Retiree health care benefits	59.6	60.7	-	-
Pension liabilities	246.1	255.9	-	-
Other long-term liabilities	67.4	77.9	21.6	7.5
Total Liabilities	1,618.7	1,821.5	716.2	325.2

Total Shareholders' Equity attributable to Snap-on Inc.	1,388.5	1,290.0	134.4	205.6
Noncontrolling interests	15.9	15.6	-	-
Total Shareholders' Equity	1,404.4	1,305.6	134.4	205.6
Total Liabilities and Shareholders' Equity	$3,023.1	$3,127.1	$850.6	$530.8

*Snap-on Inc. with Financial Services on the equity method.

Transactions between Operations and Financial Services were eliminated to arrive at the consolidated financial statements.

CONTACT:
Snap-on Incorporated
Investors:
Leslie Kratcoski, 262-656-6121
or
Media:
Richard Secor, 262-656-5561